Exhibit 10.5

Execution Copy

June 11, 2008
To:	Sotheby’s
1334 York Avenue
New York, NY 10021
Attn: Mike Gillis
Telephone: 212-894-2352
Facsimile: 212-894-2245
From:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
Re:	Convertible Bond Hedge Transaction
(Transaction Reference Number: SDB1627455583)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and Sotheby’s (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated June 11, 2008 (the “Offering Memorandum”) and the Indenture to be dated as of the closing date of the initial issuance of the Convertible Securities described below between Counterparty and U.S. Bank, National Association as trustee (the “Indenture”), each relating to the USD175,000,000 principal amount of 3.125% convertible senior notes due 2013 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture or defined in the Offering Memorandum and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to provisions of the Indenture are based on the description of the Convertible Securities set forth in the Offering Memorandum. If any relevant provisions of the Indenture differ in any material respect from those described in the Offering Memorandum, the parties will, if appropriate, amend this Confirmation in good faith to preserve the economic intent of the parties. Unless the parties agree otherwise in writing, the parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution, as amended, modified or supplemented from time to time unless such amendment, modification or supplement constitutes an Amendment Event, in which case the applicable amendment, modification or supplement will be disregarded for purposes of this Confirmation, and the provisions of Section 8(a) shall apply.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 11, 2008
Effective Date:	The closing date of the initial issuance of the Convertible Securities.
Option Type:	Call
Seller:	Dealer
Buyer:	Counterparty
Shares:	The Common Stock of Counterparty, par value USD 0.10 per share (Ticker Symbol: “BID”).
Number of Options:

The number of Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities; provided that the Number of Options shall be automatically increased as of the date of exercise by Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 2(c) of the Purchase Agreement dated as of the Trade Date hereof, between Counterparty and Banc of America Securities LLC and Goldman, Sachs & Co. as representatives of the Initial Purchasers party thereto (the “Purchase Agreement”) by the number of Convertible Securities in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Securities, the “Additional Convertible Securities”).

Number of Shares:	As of any date, the product of the Number of Options and the Conversion Rate
Applicable Percentage:	50%
Conversion Rate:

As of any date, the “Applicable Conversion Rate” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — General”) as of such date, but without regard to any adjustments to the “Applicable Conversion Rate” as set forth in the section of the Indenture containing the provision described in the Offering Memorandum under “Description of notes — Conversion rights — Adjustment to shares delivered upon conversion upon certain fundamental changes” (a “Fundamental Change Adjustment”) or any discretionary adjustment as set forth in the section of the Indenture containing the provisions described in the sixth to last paragraph in the Offering Memorandum under “Description of notes — Conversion rights — Conversion rate adjustments” (i.e., the paragraph commencing with “We are permitted to increase ...”) (a “Discretionary Adjustment”).

Premium:

USD17,762,500.00 (Premium per Option USD101.50); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date
Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Securities.
Exchange:	New York Stock Exchange
Related Exchange:	All Exchanges

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.
Conversion Date:

Each “Conversion Date” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Conversion procedures”) occurring during the period from and excluding the Trade Date to and excluding the Expiration Date, for Convertible Securities that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (such Convertible Securities, each in denominations of USD1,000 principal amount, the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below; provided that if Counterparty has elected the “Exchange in Lieu of Conversion” option pursuant to the section of the Indenture containing the provisions described in the Offering Memorandum under “Description of notes — Conversion rights — Exchange in lieu of Conversion”, the applicable Convertible Securities shall remain outstanding and the related number of Options shall not be exercised.

Expiration Date:	June 15, 2013
Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.
Notice Deadline:

In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day prior to the first “Scheduled Trading Day” of the “Cash Settlement Averaging Period” (each as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period starting on April 26, 2013 and ending on the “Business Day” immediately preceding the “Maturity Date” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — General”) (the “Final Conversion Period”), the Notice Deadline shall be the Exchange Business Day immediately following such Conversion Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 4:00 PM, New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date and (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the applicable “Specified Dollar Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) and (iv) the first “Scheduled Trading Day” of the “Cash Settlement Averaging Period” (each as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clause (i) and, in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities occurring on or after March 15, 2013, Counterparty shall notify Dealer of the settlement method and the applicable “Specified Dollar Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) as provided in “Notice of Specified Dollar Amount” below. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Notice Deadline, but prior to 4:00 PM New York City time, on the fifth Exchange Business Day following the Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

Notice of Specified Dollar Amount:

Counterparty shall notify Dealer in writing before 4:00 PM, New York City time, on the Scheduled Trading Day immediately preceding March 15, 2013 as to whether the Convertible Securities with a Conversion Date thereafter will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the applicable “Specified Dollar

Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”). If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of combination settlement with a “Specified Dollar Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) of USD 1,000. Counterparty agrees that it shall settle any conversion of Convertible Securities with a Conversion Date occurring on or after March 15, 2013 in the same manner as provided in the Notice of Specified Dollar Amount it provides or is deemed to have provided hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.
Settlement Terms:
Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to the section of the Indenture containing the provisions described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion” provided that the Settlement Date will not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant Cash Settlement Averaging Period, (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time or (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 4:00 PM, New York City time.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the Applicable Percentage of the aggregate number of Shares (and cash in lieu of fractional Shares) that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to the section of the Indenture containing the provisions described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion” and/or the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Note (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to the section of the Indenture containing the provisions described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion” (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to the section of the Indenture containing the provisions described in the last paragraph in the Offering

Memorandum under “Description of notes — Conversion rights — Settlement upon conversion” and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding, if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate in respect of a Fundamental Change Adjustment, then, notwithstanding the foregoing, the Delivery Obligation shall include the Applicable Percentage of such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant Cash Settlement Averaging Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation). Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the VWAP on the last day of the relevant Cash Settlement Averaging Period).

Convertible Security Settlement Method:

For any Relevant Convertible Securities, if Counterparty has notified Dealer (A) in the case of Relevant Convertible Securities with a Conversion Date occurring prior to March 15, 2013, in the related Notice of Exercise, or (B) in the case of Relevant Convertible Securities with a Conversion Date occurring on or after March 15, 2013, in the related Notice of Specified Dollar Amount, that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with the section of the Indenture containing the provisions described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion” (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected or deemed to have been elected by Counterparty in the related Notice of Exercise or the related Notice of Specified Dollar Amount, as the case may be, in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Cash Settlement Averaging Period” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) consisted of 60 “Trading Days” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) commencing on (x) the third “Scheduled Trading Day” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) after the Conversion Date for conversions occurring prior to March 15, 2013 or (y) the 62nd “Scheduled Trading Day” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — Settlement upon conversion”) prior to the “Maturity Date” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — General”) for conversions occurring on or after March 15, 2013.

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the relevant Cash Settlement Averaging Period, Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Specified Dollar Amount or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:
Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in the sections of the Indenture containing the provisions described in the Offering Memorandum under “Description of notes — Conversion rights — Conversion rate adjustments” other than any event or condition that would result in a Fundamental Change Adjustment or a Discretionary Adjustment or a Merger Event (as defined below) (each, an “Adjustment Event”), the Calculation Agent shall make a corresponding adjustment, if necessary, to the terms relevant to the exercise, settlement or payment of the Transaction to the extent an analogous adjustment is made under the Indenture. Promptly upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustment.

Extraordinary Events:
Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the section of the Indenture containing the provisions described in the eighth to last paragraph in the Offering Memorandum under “Description of notes — Conversion rights — Conversion rate adjustments” (i.e., the paragraph commencing with “In the event of: any reclassification ...”).

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the “Applicable Conversion Rate” pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply.
Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re- listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
(a) Change in Law:	Applicable
(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:

Applicable; provided that the definition of “Hedging Disruption” in the Equity Definitions shall be amended to add “and, in the case of (A) and (B), such inability has or will have a material adverse effect on the Hedging Party’s hedging of the relevant Transaction;” at the end thereof.

Hedging Party:	For all applicable Additional Disruption Events, Dealer
Determining Party:

For all applicable Additional Disruption Events, Dealer; provided that in the case of a Change in Law, the Determining Party shall deliver, within five Exchange Business Days of a written request by the other party, a written explanation of any calculation made by it, and including, where applicable, the methodology and data applied, it being understood that the Determining Party shall not be obligated to disclose any proprietary models used by it for such calculation.

Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

3.	Calculation Agent:

Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The Calculation Agent shall deliver, within five Exchange Business Days of a written request by Counterparty, a written explanation of any calculation made by it, and including, where applicable, the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

4.	Account Details:
	Dealer Payment Instructions:	Goldman, Sachs & Co. Chase Manhattan Bank, New York For A/C Goldman, Sachs & Co. A/C #930-1-011483 ABA: 021-000021
	Counterparty Payment Instructions:	To be provided by Counterparty.

5.	Offices:
The Office of Dealer for the Transaction is: New York
Goldman, Sachs & Co. One New York Plaza New York, NY 10004
The Office of Counterparty for the Transaction is: Not applicable
6.	Notices: For purposes of this Confirmation:
Address for notices or communications to Counterparty:
	To:	Sotheby’s 1334 York Avenue New York, NY 10021
	Attention:	Mike Gillis
	Telephone:	212-894-2352
	Facsimile:	212-894-2245
Address for notices or communications to Dealer:
	To:	Goldman, Sachs & Co. One New York Plaza New York, NY 10004
	Attention:	Equity Derivatives Documentation
	Facsimile:	212-428-1980/1983
with a copy to:
Goldman, Sachs & Co. One New York Plaza New York, NY 10004
	Attn:	Jason Lee / Equity Capital Markets
	Telephone:	212-902-0923
	Facsimile:	212-346-2126

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(b) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 (each as amended), or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Issuer shall deliver to Dealer a consent of the Finance Committee of Issuer’s board of directors authorizing the Transaction, a resolution of Issuer’s board of directors delegating the relevant authority to such Finance Committee and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date, the Premium Payment Date and the Additional Premium Payment Date, if any, Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) The representations and warranties of Counterparty set forth in Section 3 of the Agreement are true and correct.

(xi) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xii) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance.

(f) Each of Dealer and Counterparty acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

8. Other Provisions:

(a) Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in the Indenture as described in the Offering Memorandum under “Description of notes — Events of default” which results in principal and interest related to Convertible Securities being declared immediately due and payable pursuant to the terms of the Indenture or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld or delayed.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(e) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a

Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination for an Additional Disruption Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination for an Additional Disruption Event, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable
Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of outside counsel, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election within two Exchange Business Days after Dealer’s written notice to Counterparty of such judgment: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen BID.N <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the “Applicable Conversion Rate” (as defined in the Indenture as described in the Offering Memorandum under “Description of notes — Conversion rights — General”), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Percentage Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Percentage Notice is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Percentage Notice (or, in the case of the first such Percentage Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the product of (A) the Number of Shares and (B) the Applicable Percentage and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Percentage Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such transfer or assignment, (ii) such transfer or assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, and (iii) Counterparty continuing to be obligated with respect to “Notice of Delivery Obligation,” “Notice of Merger Consideration,” “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above following such transfer or assignment. In addition, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates, (ii) any entities sponsored or organized by, on behalf of or for the benefit of Dealer or (iii) any person; provided that (A) in the case of clauses (i) and (ii), such affiliate or entity is of credit quality equivalent to Dealer at the time of such transfer or assignment or the obligations of such affiliate or entity under this Transaction are guaranteed by The Goldman Sachs Group, Inc., (B) in the case of clause (iii), such person has a long-term senior unsecured debt rating equal to or greater than A+ by Standard & Poor’s Ratings Services or its successor, A1 by Moody’s Investors Service or its successor or the equivalent rating by another nationally recognized credit rating agency at the time of such transfer or assignment and (C) in the case of clauses (i), (ii) and (iii), such transfer or assignment shall not have a material adverse tax or regulatory consequence to Counterparty. At any time at which any Excess Ownership Position exists, or a Hedging Disruption has occurred and is continuing, if Dealer, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms commercially reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction; provided that in calculating any amount due following such designation, Dealer shall act in good faith and commercially reasonable manner and Dealer shall deliver, within five Exchange Business Days of a written request by Counterparty, a written explanation of any calculation made by it, and including, where applicable, the methodology and data applied, it being understood that Dealer shall not be obligated to disclose any proprietary models used by it for such calculation. “Excess Ownership Position” means either of the following: (i) the Equity Percentage exceeds 8.0%, or (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 9.0% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part, beneficially owns (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Cash Settlement Averaging Period or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. Dealer may postpone any Potential Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder, in each case in order to act in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(k) Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(m) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on June 17, 2008 (or such later date as agreed upon by the parties, which in no event shall be later than June 24, 2008) (June 17, 2008 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction in a commercially reasonable manner (including market losses incurred in reselling in a commercially reasonably manner any Shares purchased by Dealer or its affiliates in connection with such hedging activities); provided, however, that Counterparty shall not be required to make any such payments under this clause (ii) if the sale of the Convertible Securities is not consummated due to a breach or default on the part of an initial purchaser under the Purchase Agreement. Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Governing Law; Jurisdiction. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Counterparty hereby agrees (a) to check this Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.

Yours faithfully,

GOLDMAN, SACHS & CO.
By:

	Name:	Debra Tageldein
	Title:	Vice President

Agreed and Accepted By:

SOTHEBY’S

By:

Name:
Title:

Counterparty hereby agrees (a) to check this Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.

Yours faithfully,

GOLDMAN, SACHS & CO.
By:

Name:
Title:

Agreed and Accepted By:

SOTHEBY’S

By:

	Name:	Michael L. Gillis
	Title:	SVP, Treasurer